April 4, 2005

Ventures National, Inc.
D/b/a Titan General Holdings, Inc.
44358 Old Warm Springs Blvd.
Fremont, CA 94538
Attention: Chief Financial Officer

Farwell Equity Partners, LLC
1818 N. Farwell Avenue
Milwaukee, WI 53202
Attn: David Marks

Re: Overadvance Letter Agreement

Gentelmen:

Reference is hereby made to that certain Security Agreement dated as of November 20, 2003 by and among Ventures National, Inc. D/b/a Titan General Holdings, Inc., a Utah corporation (“TTGH), such other subsidiaries of TTGH named in that certain Security Agreement or which hereafter become a party thereto (collectively, the “Company”) and Laurus Master Fund, Ltd. (“Laurus”) (the “Security Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed them in the Security Agreement. Laurus is hereby notifying you of its decision to exercise the discretion granted to it pursuant to Section 2(a)(iii) of the Security Agreement for the period ending April 4, 2006 (the “Overadvance Period”), to make additional Loans available to the Company in excess of the Formula Amount up to an aggregate principal amount of $1,000,000 (the “Overadvance”). The Overadvance will be made to TTGH, at the joint discretion of Laurus and Farwell Equity Partners, LLC, in Loan tranches of up to $150,000 from time to time during the Overadvance Period, provided, however, TTGH shall repay to Laurus, in full and in cash, any and all Loans in excess of the Formula Amount on or before April 4, 2006 or such Loans in excess of the Formula Amount shall for all intents and purposes be deemed Overadvances.

In connection with making the Overadvance, for a period of 365 days from the date hereof (the “Period”), Laurus hereby waives compliance with Section 3 of the Security Agreement, but solely as such provision relates to the immediate repayment requirement for Overadvances. Laurus further agrees that solely for such Period (but not thereafter), (i) the Overadvance shall not trigger an Event of Default under Section 19(a) of the Security Agreement, and (ii) the Overadvance rate set forth in Section 5(b)(ii) of the Security Agreement (the “Overadvance Rate”) shall not apply. All other terms and provisions of the Security Agreement and the Ancillary Agreements remain in full force and effect.

This letter may not be amended or waived except by an instrument in writing signed by the Company and Laurus. This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. This letter shall be governed by, and construed in accordance with, the laws of the State of New York. This letter sets forth the entire agreement between the parties hereto as to the matters set forth herein and supersede all prior communications, written or oral, with respect to the matters herein.

If the foregoing meets with your approval please signify your acceptance of the terms hereof by signing below.

LAURUS MASTER FUND, LTD.

By:	/s/ DAVID GRIN
David Grin
Title: Director

FARWELL EQUITY PARTNERS, LLC

By:	/s/ DAVID MARKS
David Marks
Title: Managing Member

                                                                          Agreed and accepted on the date hereof

VENTURES NATIONAL, INC. D/B/A TITAN GENERAL HOLDINGS, INC.

By:	/s/ CURTIS OKUMURA
Curtis Okumura
Title: President